Exhibit 10(a)17
SEVENTH AMENDMENT
TO THE
SOUTHERN COMPANY
EMPLOYEE SAVINGS PLAN

WHEREAS, Southern Company Services, Inc. adopted the latest amendment and restatement of The Southern Company Employee Savings Plan (“Plan”), effective as of January 1, 2018;
WHEREAS, pursuant to Section 15.1 of the Plan, the Southern Company Employee Savings Plan Committee (“Administrative Committee”) may amend the Plan, provided the amendment either (a) does not involve a substantial increase in cost to any Employing Company, or (b) is necessary, proper, or desirable in order to comply with applicable laws or regulations enacted or promulgated by any federal or state governmental authority and to maintain the qualified status of the Plan; and
WHEREAS, the Administrative Committee, in its settlor capacity, desires to amend the Plan to (i) reflect the relief that was provided in connection with the COVID-19 pandemic, including changes under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”); and (ii) provide for cessation of participation for employees of Golden Triangle Storage, Inc. who are no longer Employees due to the divestiture that occurred on November 18, 2022, and provide for full vesting for the Accounts of such employees.
NOW, THEREFORE, pursuant to resolutions adopted on April 29, 2020 and November 16, 2022, the Administrative Committee hereby amends the Plan as follows, effective as specified below:
1.
Effective as of November 18, 2022, Section 3.7 of the Plan is hereby amended by renumbering paragraph (g), as added by the Sixth Amendment to the Plan, as paragraph (h) and adding the following to the end thereof:
(i)    Golden Triangle Storage, Inc.
(1)    Cessation of Participation. Effective as of November 18, 2022, (i) Golden Triangle Storage, Inc. and its direct and indirect subsidiaries will cease to be affiliated companies of Southern Company Gas for purposes of determining Employing Company status under the Plan; and (ii) Participants who cease to be Employees due to the sale of Golden Triangle Storage, Inc. will cease to be eligible to actively participate in the Plan.
(2)    Vesting Acceleration. Effective as of November 18, 2022, Participants who cease to be Employees due to the sale of Golden Triangle Storage, Inc. will be deemed to be fully vested in their Accounts for all purposes hereunder.

2.
Effective as of March 27, 2020, Section 11.6 of the Plan is amended by the adding the following to the end thereof:
(h)    Special COVID-19 Pandemic Loan Provisions. Notwithstanding anything in this Section 11.6 to the contrary, the following rules apply to provide relief in connection with the COVID-19 pandemic for a “Qualified Participant,” as defined in Section 12.13(b):
    (1)    The maximum loan amount described in the first sentence of Section 11.6(b) is increased for any loan initiated during the period beginning March 27, 2020 and ending on September 23, 2020 by replacing “$50,000” in clause (1) with “$100,000” and replacing “fifty percent (50%)” in clause (2) with “one hundred percent (100%).”
    (2)    The following rules apply for any Qualified Participant who has an outstanding loan from the Plan:
    (A)    If the due date for any repayment of such loan occurs during the period beginning March 27, 2020 and ending on December 31, 2020, a Qualified Participant may elect to defer such due date for a period of up to one year on a form acceptable to the Administrative Committee.
    (B)    If a Qualified Participant elects to defer such due date, any subsequent repayments with respect to such loan will be appropriately adjusted to reflect the delayed repayment date and any interest accrued during such delay.
    (C)    If a Qualified Participant elects to defer such due date, the Plan shall disregard the period beginning March 27, 2020 and ending on December 31, 2020 in determining the 5-year period and the term of the loan under Code Section 72(p)(2)(B) and (C).
    (D)    In determining whether a Participant is a “Qualified Participant” who is eligible to defer loan repayments, the Administrative Committee may rely on the Participant’s certification pursuant to Section 12.13(b) that the Participant is a Qualified Participant, unless the Administrative Committee has actual knowledge that is contrary to such certification.
3.
Effective as of March 27, 2020, Section 12.5 of the Plan is amended by the adding the following to the end thereof:
(h)    Modification of Required Minimum Distributions for 2020.
    (1)    “2020 RMD” shall mean a distribution that would have been a required minimum distribution if not for Code Section 401(a)(9)(I), the temporary waiver of required minimum distributions for calendar year 2020, including for the sake of clarity, required minimum distributions for calendar year 2019 for Participants who reached age

70½ in 2019 but did not commence minimum required distributions prior to January 1, 2020.
    (2)    “2020 Extended RMD” shall mean distributions made during the period beginning January 1, 2020 and ending on April 1, 2021 which (A) equal the 2020 RMDs or that are one or more payments in a series of substantially equal distributions (that include 2020 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancy) of the Participant and the Participant’s designated Beneficiary, or for a period of at least 10 years which were or were not paid; (B) for which Participants and Beneficiaries were not given the option of receiving or not receiving distributions that include 2020 RMDs; or (C) a direct rollover option which was or was not offered for 2020 RMDs or for other amounts that can be rolled over pursuant to the rollover relief provided under IRS Notice 2020-51.
    (3)    Notwithstanding any other provision of this Section 12.5, a Participant who would have been required to receive 2020 RMDs and who would have satisfied that requirement by receiving distributions that are equal to the 2020 RMDs or Extended 2020 RMDs will not receive those distributions for 2020 unless the Participant or Beneficiary affirmatively chooses to receive such distributions. Participants and Beneficiaries described in the preceding sentence will have the opportunity to elect to receive or continue to receive the distributions described in the preceding sentence, if they wish to do so. In addition, notwithstanding Section 2.33 of the Plan, and solely for purposes of applying the direct rollover provisions of the Plan, certain additional distributions in 2020 will be treated as Eligible Rollover Distributions. For purposes of the direct rollover provisions of the Plan, 2020 RMDs and Extended 2020 RMDs will be treated as Eligible Rollover Distributions if paid to the Participant or Beneficiary in 2020.
4.
Effective as of March 27, 2020, Article XII of the Plan is amended by adding the following to the end thereof:
    12.13    Special COVID-19 Pandemic Distributions.
    (a)    The provisions of this Section 12.13 are generally effective on and after March 27, 2020 and shall apply and control notwithstanding any provision of the Plan to the contrary.
    (b)    For the purposes of Sections 11.6(h) and 12.13 (c), a “Qualified Participant” is any Participant:
    (1)    who is diagnosed with the virus SARS-CoV-2 or with coronavirus disease 2019 (“COVID-19”) by a test approved by the Centers for Disease Control and Prevention (“CDC Test”);
    (2)    whose spouse or dependent (as defined in Code Section 152) is diagnosed with SARS-CoV-2 or COVID-19 by a CDC Test;

    (3)    has experienced adverse financial consequences as a result of being quarantined, being furloughed, or laid off or having work hours reduced due to SARS-CoV-2 or COVID-19, or other factors as determined by the Secretary of the Treasury (or the Secretary’s delegate); or
    (4)    has experienced adverse financial consequences as a result of having a reduction in pay (or self-employment income) due to COVID-19 or having a job offer rescinded or start date for a job delayed due to COVID-19; the Participant’s spouse or a member of the Participant’s household being quarantined, being furloughed or laid off, or having work hours reduced due to COVID-19, being unable to work due to lack of childcare due to COVID-19, having a reduction in pay (or self-employment income) due to COVID-19, or having a job offer rescinded or start date for a job delayed due to COVID-19; or closing or reducing hours of business for a business owned or operated by the Participant’s spouse or a member of the individual’s household due to COVID-19. For purposes of this clause, a member of the Participant’s household is someone who shares the Participant’s principal residence.
    In order to be treated as a Qualified Participant, the Participant must certify his or her status as such in a form that is satisfactory to the Administrative Committee or its delegate.
    (c)    Notwithstanding any other Plan provisions restricting withdrawals prior to severance from employment, during the period beginning March 27, 2020 and ending on December 30, 2020, a Qualified Participant may take distributions of up to $100,000 in total per taxable year (“COVID-19 Related Distribution”). For purposes of Code Sections 401(a)(31), 402(f), and 3405, a COVID-19 Related Distribution shall not be treated as an eligible rollover distribution.
    Qualified Participants who receive a COVID-19 Related Distribution that qualifies as an Eligible Rollover Distribution may, at any time during the 3-year period beginning on the day after the date on which such distribution was received, make one or more contributions in an aggregate amount not to exceed the amount of such distribution to an eligible retirement plan of which such individual is a beneficiary and to which a rollover contribution of such distribution could be made under Code Sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3), or 457(e)(16). Recipients of a coronavirus-related distribution within the meaning of § 2202(a)(4) of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) (including Qualified Participants who receive a COVID-19 Related Distribution under this Plan) that constitutes an Eligible Rollover Distribution may, at any time during the 3-year period beginning on the day after the date on which such distribution was received, make one or more contributions in an aggregate amount not to exceed the amount of such distribution to this Plan as though such contribution were a Rollover Contribution; provided, however, that the Administrative Committee or its delegate shall accept such contribution only upon receipt of documentation acceptable to the Administrative Committee to demonstrate that the amount being contributed is eligible to be treated as a Rollover Contribution pursuant to this subsection (including, but not limited to certification that the Participant satisfied the conditions to receive a coronavirus-related distribution under the CARES Act). Any distribution (whether from an employer retirement plan or an Individual Retirement Arrangement (“IRA”)) paid to a beneficiary of an employee or IRA owner (other than the surviving spouse of the employee or IRA owner) cannot be recontributed to this Plan in accordance with this subsection.
5.
Except as amended by this Seventh Amendment, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Administrative Committee, through its authorized representative, has adopted this Seventh Amendment to The Southern Company Employee Savings Plan, as amended and restated as of January 1, 2018, this 23rd day of December, 2022.

                    EMPLOYEE SAVINGS PLAN COMMITTEE

                    By:         /s/James M. Garvie

                    Name: James M. Garvie

                    Its: Chairperson
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